AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of December 20, 2011, (the “Amendment Date”), to by and between Samson Oil and Gas USA, Inc., a Colorado corporation (“Company”), and Terence M. Barr (“Employee”) to amend that certain Employment Agreement (the “Agreement”) between Employee and Company dated January 1, 2011 (the “Effective Date”).

Recitals

By this Amendment, Company and Employee wish to amend the Agreement to remove all provisions of the Agreement that would provide additional benefits to Employee upon a Change of Control (as defined in Section 4.4 of the Agreement).  Employee and Company agree that the removal of such provisions is in the best interests of the Company and Employee in order to ensure that the Company remains in full compliance with the listing requirements of the Australian Securities Exchange (the “ASX”).

Amendment

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, Company and Employee agree to amend the Agreement as follows:

1.     Section 4.4 of the Agreement is deleted and the following new Section 4.4 is inserted in its place:

“4.4           Termination Without Cause.  At any time Company shall have the right to terminate this Agreement and Employee’s employment hereunder by written notice to Employee.  Upon any termination without Cause pursuant to this Section 4.4, Company shall pay Employee any unpaid amounts of his Total Salary accrued prior to the date of termination and shall reimburse Employee for all expenses described in Section 3.1 of this Agreement and incurred prior to the date of termination, provided, however, that if Company provided Employee with less than twelve (12) months prior written notice of the date of such termination without Cause, then in addition to his Total Salary and benefits through the date of such termination, Company shall also pay Employee an amount (“Severance Payments”) equal to his Total Salary for the difference between the required twelve (12) months notice and the actual notice given by Company (the “Without Cause Notice Period”), subject to all appropriate withholdings and deductions.  Severance Payments shall be paid to Employee in a lump sum upon the termination of Employee’s employment, provided, however, that no Severance Payments shall be paid until Employee has signed a form of release agreement satisfactory to Company, returned it to Company and not revoked it during any applicable statutory revocation period.  Employee will forfeit the right to any payment under this Section 4.4 unless such release, which will be provided by Company promptly after Employee’s termination, is signed and not subsequently revoked within ninety (90) days after it has been provided to Employee.  Employee shall also receive the Additional Benefits for the entire Without Cause Notice Period (the “Severance Benefits”)  Upon making the Severance Payments and providing the Severance Benefits, if any, required by this Section 4.4, Company shall have no further liability hereunder other than any amounts then payable pursuant to any employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by Company to Employee in accordance with Section 3.2 and under the terms thereof.”

2.           Section 4.6 of the Agreement is deleted and the following new Section 4.6 is inserted in its place:

“4.6           Resignation for Good Reason.  Employee may, by written notice to Company during the Term, elect to terminate his employment on the basis of “good reason” if there is (a) a material change of the principal location in which Executive is required to perform his duties hereunder without Executive’s prior consent (it being agreed that any location within the state of Colorado shall not be deemed a material change); or (b) a material reduction in (or a failure to pay or provide a material portion of) Employee’s Total Salary or other benefits payable under this Agreement.  Any such notice of termination by Executive for “good reason” shall specify the circumstances constituting “good reason” and shall afford Company an opportunity to cure such circumstances at any time within the thirty (30) day period following the date of such notice.  If Company does cure such circumstances within said thirty (30) day period, the notice of termination shall be withdrawn by Executive and of no further force and effect.  If the circumstances cited in Executive’s notice qualify as “good reason” hereunder and are not cured within the thirty (30) days after the notice, this Agreement shall be terminated ninety (90) days after Executive’s original written notice and such termination shall be treated in all respects as if it had been a termination without cause and without notice under Section 4.4 of this Agreement.”

3.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to principles of conflict of laws.

4.
Counterparts and Facsimile Signatures.  This Amendment may be executed in one or more counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.  Telecopies or other electronic facsimiles of original signatures shall be deemed to be the same as original signatures for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

COMPANY: SAMSON OIL AND GAS USA, INC.

By:	/s/ Robyn Lamont

Robyn Lamont, Vice President-Finance

PARENT: SAMSON OIL AND GAS LIMITED

By:	/s/ Victor Rudenno

Victor Rudenno, Director

Attest:	/s/ Denis Rakich

Denis Rakich, Secretary

EMPLOYEE:

By:	/s/ Terence M. Barr
Terence M. Barr